EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Stock Option Plan of Thomson dated April 19, 2005 of our report dated March 15, 2004 (except for notes 31 and 32 for which the date is April 20, 2004) with respect to the consolidated financial statements of Thomson included in its Annual Report (Form 20-F) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

MAZARS & GUERARD	BARBIER FRINAUT & AUTRES
MAZARS	ERNST & YOUNG

/s/ THIERRY DE BAILLIENCOURT	/s/ JÉRÔME GUIRAUDEN
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Thierry de Bailliencourt	Jérôme Guirauden

Paris, France

April 22, 2005